Exhibit 21.1

List of Subsidiaries

Del Mar Pharmaceuticals (BC) Ltd. (British Columbia, Canada)

0959454 B.C. Ltd. (British Columbia, Canada)

0959456 B.C. Ltd. (British Columbia, Canada)

Adgero Biopharmaceuticals Holdings, Inc. (Delaware)

Adgero Biopharmaceuticals, Inc. (Delaware)

Kayak Mergeco, Inc.